Exhibit (a) (1) (F)

FREQUENTLY ASKED QUESTIONS FOR MANAGERS
REGARDING OUR STOCK OPTION EXCHANGE PROGRAM

Will employees be eligible for annual performance grants before the new options have been granted if they do not participate in the option exchange program?

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Commencing on November 7, 2002, and continuing during the roughly 6 month waiting period prior to the granting of new options under the option exchange program (“Suspension Period”), we have suspended the award of performance grants to all employees. This suspension will continue irrespective of whether an optionee elects to participate in the option exchange program.

•	We remain convinced that performance grants are a valuable tool to compensate our employees.

When will employees be eligible to receive performance grants?

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Each employee that would have been eligible for a performance grant during the Suspension Period will be eligible for consideration for a performance grant after the end of the Suspension Period. Shares that would have otherwise been used from the pool for performance grants during the Suspension Period will remain available in the pool to underlie any grants we make after the Suspension Period.

On what basis will awards be made?

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As with all performance grants, an employee will be considered for an award of a performance grant based upon management’s evaluation of the employee’s current and anticipated contribution to the Company. The Company makes no commitment as to how many shares will be subject to these grants, if any.

•	With respect to all performance grants, an employee’s participation in the option exchange program will not affect the number of option shares awarded to the employee as a performance grant.

Are there any special terms that will be applicable to the awards made immediately after the Suspension Period?

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For employees who would have been eligible for performance grants during the Suspension Period, we anticipate reducing the vesting period for performance grants awarded immediately after the end of the Suspension Period. This vesting reduction will be on a one-time basis only.

•	As with all option grants, the exercise price for any performance grants we may make will be determined on the date of grant in accordance with the terms of our Option Plan.